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                                                                   Exhibit 28(a)

[LOGO OF WHITE MOUNTAINS APPEARS HERE]


                                                PRESS
                                               RELEASE

                       White Mountains Contact:      Mike Paquette  603-640-2205
                        Folksamerica Contact:         Mike Tyburski 212-312-2503



                          WHITE MOUNTAINS ACQUIRES 50%
                            INTEREST IN FOLKSAMERICA


HANOVER, New Hampshire, June 20, 1996 -- Fund American Enterprises Holdings, Inc. announces that it has purchased, for $79.4 million, a 50% interest in Folksamerica Holding Company, Inc., parent company of Folksamerica Reinsurance Company. The proceeds from Fund American's investment were used by Folksamerica to complete its previously announced acquisition of Christiania General Insurance Corporation of New York for $88.0 million. Fund American has subsequently assigned its purchase of the Folksamerica investment to its primary operating subsidiary White Mountains Holdings, Inc.

Tom Kemp, CEO of White Mountains, said "Folksamerica is a wonderful new addition to our growing family of insurance companies. Folksamerica has a long track record of profitable operations and a careful, experienced management team in place. We are proud to be an owner". Steve Fass, CEO of Folksamerica, added "We are very pleased to have the Fund American/White Mountains group as a partner in growing our business. This milestone event represents a continuation of our growth strategy. Christiania's reinsurance portfolio is a fine complement to Folksamerica's business - particularly its Latin American and Canadian operations". Mr. Kemp and Allan Waters, CFO of Fund American and White Mountains, are expected to join the Folksamerica Board of Directors.

Folksamerica is a multi-line broker-market reinsurance company which in 1995 had net written premiums of $159.7 million. At March 31, 1996, Folksamerica had $76.3 million of shareholders' equity and total capitalization of $151.8 million. Christiania had net written premiums in 1995 of $123.2 million and shareholders' equity of $128.4 million at March 31, 1996. Folksamerica's consolidated financial statements, pro forma for the completion of Fund American's investment and the acquisition of Christiania, include total assets of $1,025.3 million as of March 31, 1996 and total revenues of $69.5 million for the quarter then ended. Folksamerica, combined with Christiania, has approximately $220 million of statutory policyholders' surplus making it the nation's 16th largest broker-market reinsurer.
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White Mountain's investment in Folksamerica includes (i) 6,920,000 shares of ten-year 6.5% voting preferred stock having a liquidation preference of $79.4 million and (ii) ten-year warrants to purchase up to 6,920,000 shares of Folksamerica Common Stock for $11.47 per share. Folksamerica's book value per share at March 31, 1996 was $11.03.